Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Katie Strohacker, Director, Investor Relations
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces Early Redemption of its $300 Million of 7.875% Senior Note Debt Obligation

Newton, MA (January 15, 2014):  Hospitality Properties Trust (NYSE: HPT) today announced the early redemption of its outstanding 7.875% Senior Notes due 2014 at a redemption price equal to the principal amount of $300,000,000, plus accrued and unpaid interest to, but excluding, the date of redemption.  The redemption is expected to occur on or about February 15, 2014.  These senior notes currently represent HPT’s highest priced debt outstanding, and HPT currently expects to fund this redemption by using cash on hand and borrowings under its recently refinanced revolving credit facility.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns hotels and travel centers located in 44 states, Puerto Rico and Canada.  HPT is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, THIS PRESS RELEASE STATES THAT HPT EXPECTS TO REDEEM ALL OF ITS OUTSTANDING 7.875% SENIOR NOTES DUE 2014.  IF UNFORESEEN CIRCUMSTANCES OCCUR, THE EXPECTED REDEMPTION OF THE 7.875% SENIOR NOTES DUE 2014 MAY NOT BE COMPLETED.  FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE. ALSO, EXCEPT AS

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

REQUIRED BY LAW, HPT DOES NOT INTEND TO UNDERTAKE ANY DUTY TO UPDATE ANY FORWARD LOOKING STATEMENT IN THIS PRESS RELEASE AS A RESULT OF FUTURE EVENTS OR NEW INFORMATION.

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